Exhibit j
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Trustees
Domini Social Investment Trust
Board of Trustees
Domini Social Trust
We consent to the use of our reports, dated September 23, 2008, for the Domini Social Equity Fund, Domini European Social Equity Fund, Domini PacAsia Social Equity Fund, Domini European PacAsia Social Equity Fund and Domini Social Bond Fund, each a series of the Domini Social Investment Trust, and for the Domini Social Equity Trust, Domini European Social Equity Trust, Domini PacAsia Social Equity Trust and Domini European PacAsia Social Equity Trust, each a series of the Domini Social Trust, each incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.
Boston, Massachusetts
November 26, 2008